Exhibit 10.1

TERADATA INCENTIVE STOCK PURCHASE PLAN

(Effective June 1, 2020)

1.	Purpose

The Teradata Incentive Stock Purchase Plan (“Plan”) provides Eligible Employees with an opportunity to purchase Shares from the Company at current fair market value by electing to forego cash compensation that is otherwise due under certain annual incentive programs. The Plan is not intended to be, and will not be treated as, an “equity-compensation plan” within the meaning of Rule 303A.08 of the NYSE Listed Company Manual. Further, the Plan is not intended to be, and will not be treated as, an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. This Plan is hereby adopted effective as of June 1, 2020 (the “Effective Date”).

2.	Definitions

2.1    “Annual Incentive Compensation” means the gross amount otherwise payable in cash to a Participant by the Company or a Subsidiary for the 2020 fiscal year under the Teradata Management Incentive Plan, the Teradata Annual Incentive Plan, or any other cash incentive plan or program covering the Participant and designated by the Committee from time-to-time.

2.2    “Board of Directors” means the Board of Directors of the Company.

2.3    “Brokerage Account” has the meaning set forth in Section 10.

2.4    “Committee” means the means the Compensation and Human Resource Committee of the Board of Directors.

2.5    “Company” means Teradata Corporation, a Delaware corporation.

2.6    “Eligible Employees” means only those Employees of the Company or a Subsidiary who are designated by the Committee from time to time as eligible to participate in the Plan. In lieu of expressly selecting Eligible Employees for Plan participation, the Committee may establish eligibility criteria providing for participation of all Eligible Employees who satisfy such criteria.

2.7    “Employees” means all individuals employed by the Company or a Subsidiary.

2.8    “Offering” means the offering of Shares to Eligible Employees pursuant to the Plan.

2.9    “Participant” means an Eligible Employee who elects to participate in the Plan.

2.10    “Plan” means this Teradata Incentive Stock Purchase Plan.

2.11    “Purchase Date” means the date that Annual Incentive Compensation is otherwise payable to a Participant in cash, but for the election made in the Participant’s Stock Purchase Agreement.

2.12    “Recordkeeper” means the third-party administrator that maintains records for the Plan.

2.13    “Share” means a share of common stock of the Company, $0.01 par value per share, or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 16 hereof.

2.14    “Stock Purchase Agreement” means the Participant’s election to use Annual Incentive Compensation otherwise payable to such Participant on a Purchase Date to purchase Shares on such Purchase Date at the Purchase Price set forth in Section 7 of the Plan.

2.15    “Subsidiary” means any corporation in which the Company, directly or indirectly, owns stock possessing 50% or more of the total combined voting power of all classes of stock.

3.	Shares

The aggregate number of Shares which may be purchased under the Plan shall not exceed a total of 900,000. Notwithstanding the foregoing, the aggregate number of Shares is subject to adjustment in accordance with Section 16 hereof. Shares issued under the Plan will consist of authorized and unissued Shares.

4.	Offering

Each Eligible Employee shall be entitled to purchase, in the manner and on the terms herein provided, Shares at the Purchase Price set forth in Section 7 hereof with the amount of such Eligible Employee’s Annual Incentive Compensation withheld pursuant to Section 6 hereof on the applicable Purchase Date.

5.	Participation in the Plan; Stock Purchase Agreements

Any Eligible Employee may become a Participant in the Plan by filing a stock purchase agreement (a “Stock Purchase Agreement”), in accordance with procedures established by the Company, to purchase Shares under the Plan on the next Purchase Date. The Stock Purchase Agreement must be filed with the Company by, and shall become irrevocable (notwithstanding the subsequent termination of the Participant’s employment or any other event) as of, a date specified by the Company in the Stock Purchase Agreement. The Company shall establish and provide the form of Stock Purchase Agreement.

6.	Payment for Shares

A Participant shall designate in the Stock Purchase Agreement the portion of such Participant’s Annual Incentive Compensation that is to be used to purchase Shares on the next Purchase Date. Unless otherwise determined by the Committee, a Participant electing to purchase Shares under the Plan must authorize the Company to use 100% of such Participant’s Annual Incentive Compensation to purchase Shares on the applicable Purchase Date. Payment for Shares purchased hereunder shall be made by authorized deductions from a Participant’s Annual Incentive Compensation pursuant to this Section 6. No interest shall accrue or be payable to any Participant with respect to any deducted amounts. To the extent required by applicable law, a Participant shall be required to satisfy, in a manner satisfactory to the Company or Subsidiary, as applicable, and set forth in the Stock Purchase Agreement, any withholding tax obligations that arise by reason of the Annual Incentive Compensation or the purchase of Shares hereunder.

7.	Purchase Price

The Purchase Price of each Share sold to Participants hereunder shall be 100% of the closing sale price per Share on the applicable Purchase Date as reported on the New York Stock Exchange, if any, or if there are no sales on that date, on the next preceding trading day during which a sale occurred. Anything herein to the contrary notwithstanding, the Purchase Price per Share shall not be less than the par value of a Share.

8.	Purchase of Shares

As of each Purchase Date, each Participant shall be offered the right to purchase, and shall be deemed, without any further action, to have purchased, at the Purchase Price in United States dollars, the number of Shares (including fractions thereof) which can be purchased with the amount of Annual Incentive Compensation that is subject to the Participant’s Stock Purchase Agreement for such Purchase Date. At the time a Participant’s Annual Incentive Compensation is used to purchase Shares, such Participant will have all rights and privileges of a stockholder of the Company with respect to the Shares purchased under the Plan. All such Shares shall be maintained in Brokerage Accounts for the Participants. Any dividends paid with respect to such Shares subsequent to the applicable Purchase Date shall be credited to the Participants’ Brokerage Accounts and will be automatically reinvested in Shares, unless the Participant elects not to have such dividends reinvested.

9.	Issuance of Shares

The Shares purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued at the close of business on such Purchase Date. Prior to that time, none of the rights or privileges of a stockholder shall exist with respect to such Shares.

As soon as practicable after such Purchase Date, the Company shall cause a book entry to be registered in the street name of the Recordkeeper on behalf of each Participant, for the number of Shares purchased by the Participant on such Purchase Date, pursuant to the Participant’s Stock Purchase Agreement. The Committee shall have sole discretion to adopt rules governing the registration of Shares purchased hereunder and may restrict the types of designations permitted under a Participant’s Stock Purchase Agreement.

10.	Brokerage Accounts Maintained by Recordkeeper

The Recordkeeper shall maintain a Brokerage Account for each Participant with a record of the Shares purchased by the Participant. The Participant may at any time direct the Recordkeeper to (i) sell some or all of the Shares credited to his Brokerage Account and deliver the cash in U.S. currency to the Participant, subject to any applicable delivery or transfer charge or (ii) provide the Participant a notice of issuance of uncertificated Shares reflecting some or all of the Shares credited to his Brokerage Account.

11.	Death

In the event of a Participant’s death, the Recordkeeper shall transfer the Participant’s Brokerage Account to the executor or administrator of the Participant’s estate or to one or more beneficiaries designated by the Participant in such manner as may be provided by the Company.

12.	Procedure if Insufficient Shares Available

In the event that on any Purchase Date the aggregate funds available for the purchase of Shares pursuant to Section 8 hereof would purchase a number of Shares in excess of the number of Shares then available for purchase under the Plan, the Committee shall proportionately reduce the number of Shares which would otherwise be purchased by each Participant on such Purchase Date in order to eliminate such excess, the Plan shall automatically terminate immediately after such Purchase Date and any Annual Incentive Compensation not used to purchase Shares for a Participant shall be paid to the Participant in cash.

13.	Rights not Transferable

Rights to purchase Shares under the Plan are exercisable only by the Participant during his lifetime and are not transferable by him other than by will or the laws of descent and distribution.

14.	Administration of the Plan

Subject to the general control of, and superseding action by, the Board of Directors, the Committee shall have full authority and discretion to administer the Plan. The Committee may adopt rules not inconsistent with the provisions of the Plan for its administration and shall adopt the form of Stock Purchase Agreement, all notices required hereunder, and any on the registration of certificates for Shares purchased hereunder. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Board of Directors, or the Company, in any case in accordance with the terms and conditions of the Plan.

15.	Amendment of the Plan

The Board of Directors or the Committee may at any time, or from time to time, alter or amend the Plan in any respect, except that no amendment may reduce the Purchase Price per share as defined in Section 7 hereof.

16.	Recapitalization; Effect of Certain Transactions

The aggregate number of Shares reserved for purchase under the Plan as provided in Section 3 hereof and the calculation of the Purchase Price per share as provided in Section 7 hereof shall be appropriately adjusted to reflect a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, extraordinary cash dividend or other increase or decrease in the number of issued Shares, effected without receipt of consideration by the Company.

If the Company shall merge or consolidate, whether or not the Company is the surviving or resulting corporation in such merger or consolidation, any Offering hereunder shall pertain to and apply to shares of stock of the Company or any shares issued in connection with such merger or consolidation in exchange for shares of stock of the Company, unless prior to such merger or consolidation, the Board of Directors or the Committee shall, in its discretion, terminate the Plan and/or any Offering hereunder. Notwithstanding the foregoing, a dissolution or liquidation of the Company shall cause the Plan and any Offering hereunder to terminate and any amount of Annual Incentive Compensation not used to purchase Shares for a Participant hereunder shall be paid to such Participant in cash.

17.	Expiration and Termination of the Plan

The Plan shall continue in effect through the first anniversary of the Effective Date unless terminated prior thereto pursuant to Sections 12 or 16 hereof, or pursuant to the next succeeding sentence. The Board of Directors or the Committee shall have the right to terminate the Plan or any Offering hereunder at any time. In the event of the expiration of the Plan or its termination or the termination of any Offering pursuant to the immediately preceding sentence, any amount of Annual Incentive Compensation not used to purchase Shares for a Participant hereunder shall be paid to each such Participant in cash and all Stock Purchase Agreements shall terminate.

18. Treatment of Fractional Shares

The Company shall be permitted to issue or deliver fractional Shares pursuant to the Plan or cash in lieu of fractional Shares.

19.	Notices

Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Company may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Company and Participants. Electronic or other media may include, but are not limited to, e-mail, the Internet and intranet systems. By participating in the Plan, each Participant agrees to accept by email all documents relating to the Company, the Plan or any Offering and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). The Participant also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by the Recordkeeper. If the Company posts these documents on a website, it shall notify the Participants by email of their availability. This consent shall remain in effect until a Participant gives the Company written notice that it should deliver paper documents.

20.	Repurchase of Stock

The Company shall not be required to repurchase from any Participant Shares which such Participant acquires under the Plan.

21.	Fees

The Recordkeeper may charge Participants reasonable transaction fees, as agreed by the Company.

22.	No Right of Continued Employment; No Guarantee of Annual Incentive Compensation

The Plan shall not confer upon any Participant any right with respect to continuance of employment with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment at any time. No Employee shall have the right to be selected to purchase Shares under the Plan, or, having been so selected, to be selected to receive future opportunities to purchase Shares. Nothing in this Plan shall be construed to provide any Participant with any guarantee or assurance of earning or receiving any Annual Incentive Compensation amount whatsoever.

23.	Choice of Law

The obligations of the Company with respect to the Plan shall be subject to all applicable laws (and the rules of any stock exchange or quotation system on which the Shares are listed or quoted) and such approvals by any governmental agencies as the Committee determines may be required. The Plan and each Stock Purchase Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

[END OF DOCUMENT]